EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

SOLITARIO RESOURCES CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.01 par value	Rule 457(c)	12,798,485	0.54(2)	$6,911,182	0.0001476	$1,020
Total Offering Amounts								1,020
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								1,020

(1)

The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share of the Registrant’s common stock as reported by the NYSE American on January 25, 2024.